EXHIBIT 4.1

(CONFORMED)

THE EMPIRE DISTRICT ELECTRIC COMPANY (Grantor)
TO
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (Grantee)
AND
UMB BANK & TRUST, N.A.

Trustees

Thirty-Fourth Supplemental Indenture

Dated as of March 27, 2009

(Supplemental to Indenture dated as of September 1, 1944)

$75,000,000

First Mortgage Bonds, 7.00% Series due 2024

The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri

Legal Description: Pages 7-8

TABLE OF CONTENTS1

ARTICLE I

CREATION AND DESCRIPTION OF FIRST MORTGAGE BONDS,

7.00% SERIES DUE 2024

SECTION 1.	New Series of Bonds	8
	Bonds to be dated as of authentication date	8
	Record Date	9
	Restriction on transfer or exchange	9
	Denominations	9
	Registrable and interchangeable, tax or government charge	9
	No service charge on exchange or transfer	9
	Book-entry procedures	9
SECTION 2.	Execution and Authentication of Bonds of the New Series	11

ARTICLE II

OPTIONAL REDEMPTION OF BONDS OF THE NEW SERIES

SECTION 1.	Right of redemption	11
SECTION 2.	Manner and method of redemption	11
SECTION 3.	Bondholder agrees to accept payment upon terms of this Article	11

[1]	This Table of Contents is not a part of the annexed supplemental Indenture as executed.

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ARTICLE III

NO SINKING AND IMPROVEMENT FUND FOR BONDS OF THE NEW SERIES

There shall be no Sinking and Improvement Fund for the Bonds of the New Series.	11

ARTICLE IV

MANDATORY REDEMPTION OF BONDS OF DECEASED BENEFICIAL OWNERS

The Company will be obligated to repurchase the Bonds of any deceased holder, subject to certain limitations.	12

ARTICLE V

DIVIDENDS AND SIMILAR DISTRIBUTIONS

Covenants in § 4.11 of the Original Indenture to continue in effect so long as any Bonds of the New Series are outstanding	15

ARTICLE VI

THE TRUSTEES

The Trustees accept the trusts created by this Supplemental Indenture and agree to perform the same upon terms set forth in the Original Indenture as supplemented	15

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1.	Provision regarding legal holidays	15

Section 2.	Original Indenture, as supplemented and amended, ratified and confirmed	15

Section 3.	This Supplemental Indenture may be executed in counterparts	15

Section 4.	Rights conferred only on holder of bonds, Company and Trustees	15

TESTIMONIUM	16

SIGNATURES AND SEALS	16

ACKNOWLEDGMENTS	19

APPENDIX A: FORM OF REDEMPTION REQUEST	A-1

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THIRTY-FOURTH SUPPLEMENTAL INDENTURE, dated as of March 27, 2009, between The Empire District Electric Company, a corporation organized and existing under the laws of the State of Kansas (hereinafter called the “Company”), party of the first part, and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America and located in the State of California with a trust office at 2 N. LaSalle Street, Suite 1020, in the City of Chicago, Illinois, and UMB Bank & Trust, N.A., a national banking association organized and existing under the laws of the United States of America and having its principal corporate trust office in the City of St. Louis, Missouri (hereinafter sometimes called respectively the “Principal Trustee” and the “Missouri Trustee” and together the “Trustees” and each thereof a “Trustee”), as Trustees, parties of the second part.

WHEREAS the Company has heretofore executed and delivered to the Trustees its Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944 (hereinafter sometimes referred to as the “Original Indenture”), to secure an issue of First Mortgage Bonds of the Company, issuable in series; and

WHEREAS the Company has heretofore executed and delivered to the Trustees thirty-three Supplemental Indentures supplemental to the Original Indenture as follows:

Title	Dated
First Supplemental Indenture	as of June 1, 1946
Second Supplemental Indenture	as of January 1, 1948
Third Supplemental Indenture	as of December 1, 1950
Fourth Supplemental Indenture	as of December 1, 1954
Fifth Supplemental Indenture	as of June 1, 1957
Sixth Supplemental Indenture	as of February 1, 1968
Seventh Supplemental Indenture	as of April 1, 1969
Eighth Supplemental Indenture	as of May 1, 1970
Ninth Supplemental Indenture	as of July 1, 1976
Tenth Supplemental Indenture	as of November 1, 1977
Eleventh Supplemental Indenture	as of August 1, 1978
Twelfth Supplemental Indenture	as of December 1, 1978
Thirteenth Supplemental Indenture	as of November 1, 1979
Fourteenth Supplemental Indenture	as of September 15, 1983
Fifteenth Supplemental Indenture	as of October 1, 1988
Sixteenth Supplemental Indenture	as of November 1, 1989
Seventeenth Supplemental Indenture	as of December 1, 1990
Eighteenth Supplemental Indenture	as of July 1, 1992
Nineteenth Supplemental Indenture	as of May 1, 1993
Twentieth Supplemental Indenture	as of June 1, 1993
Twenty-First Supplemental Indenture	as of October 1, 1993
Twenty-Second Supplemental Indenture	as of November 1, 1993
Twenty-Third Supplemental Indenture	as of November 1, 1993
Twenty-Fourth Supplemental Indenture	as of March 1, 1994
Twenty-Fifth Supplemental Indenture	as of November 1, 1994
Twenty-Sixth Supplemental Indenture	as of April 1, 1995
Twenty-Seventh Supplemental Indenture	as of June 1, 1995
Twenty-Eighth Supplemental Indenture	as of December 1, 1996
Twenty-Ninth Supplemental Indenture	as of April 1, 1998

Thirtieth Supplemental Indenture	as of July 1, 1999
Thirty-First Supplemental Indenture	as of March 26, 2007
Thirty-Second Supplemental Indenture	as of March 11, 2008
Thirty-Third Supplemental Indenture	as of May 16, 2008

some for the purpose of creating an additional series of bonds and of conveying additional property of the Company, and some for the purpose of modifying or amending provisions of the Original Indenture (the Original Indenture, all said Supplemental Indentures (other than the Thirtieth Supplemental Indenture, which did not become effective) and this Supplemental Indenture are herein collectively called the “Indenture”); and

WHEREAS the Company has acquired certain additional property hereinafter described or mentioned and, in compliance with its covenants in the Original Indenture, desires, by this Thirty-Fourth Supplemental Indenture, to evidence the subjection of such additional property to the lien of the Indenture; and

WHEREAS as provided by the Original Indenture, the Board of Directors of the Company, by resolution, has authorized a new series of bonds, to mature on April 1, 2024, and to be designated as “First Mortgage Bonds, 7.00% Series due 2024,” and has authorized provisions permitted by the Original Indenture in respect of the bonds of said series; and

WHEREAS the Board of Directors of the Company has authorized the Company to enter into this Thirty-Fourth Supplemental Indenture (herein sometimes referred to as “this Thirty-Fourth Supplemental Indenture” or “this Supplemental Indenture”) conveying to the Trustees and subjecting to the lien of the Indenture the property hereinafter described or mentioned, creating and designating the new series of bonds, and specifying the form and provisions of the bonds of said series provided or permitted by the Original Indenture; and

WHEREAS the texts of the First Mortgage Bonds, 7.00% Series due 2024, and of the Principal Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms following, respectively:

[FORM OF BOND]
[FACE]
THE EMPIRE DISTRICT ELECTRIC COMPANY
FIRST MORTGAGE BOND
7.00% SERIES DUE 2024
DUE APRIL 1, 2024

No. ______	$______

THE EMPIRE DISTRICT ELECTRIC COMPANY, a corporation organized and existing under the laws of the State of Kansas (hereinafter sometimes called the “Company”), for value received, hereby promises to pay to                                      or registered assigns, on (unless this bond shall have been called for previous redemption and provision made for the payment of the redemption price thereof) April 1, 2024,                Dollars ($       ) at its office or agency in the City of Chicago, Illinois, and to pay interest thereon at said office or agency at the rate of 7.00% per annum from March 27, 2009, or from the most recent interest payment date to which interest has been paid or duly provided for on the bonds of this series, monthly on the first day of each month, commencing on May 1, 2009, until the Company’s obligation with respect to such principal sum shall be discharged.  The principal of and the interest on this bond shall be payable in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.  The interest so payable on the first day of any month shall, subject to certain exceptions provided in the Thirty-Fourth Supplemental Indenture referred to on the reverse hereof, be paid to the person in whose name this bond is registered at the close of business on the fifteenth day of the month next preceding such date.  Notwithstanding anything in the Original Indenture or this Supplemental Indenture to the contrary, so long as the bonds of this series are in a book-entry only system, payment of principal of and interest on this bond shall be in accordance with arrangements with The Depository Trust Company, a limited-purpose trust company under New York State banking law (“DTC”), or any successor securities depositary.

Reference is made to the further provisions of this bond set forth on the reverse hereof.  Such provisions shall for all purposes have the same effect as though fully set forth at this place.

This bond shall not be valid or become obligatory for any purpose until the certificate of authentication endorsed hereon shall have been signed by The Bank of New York Mellon Trust Company, N.A. or its successor, as a Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, THE EMPIRE DISTRICT ELECTRIC COMPANY has caused this bond to be signed in its name by its President or a Vice President, and its corporate seal to be imprinted hereon and attested by its Secretary or an Assistant Secretary.

Dated:

THE EMPIRE DISTRICT ELECTRIC COMPANY

By __________________________________ Name: Title:
Attest:
________________________________ Name: Title:

[FORM OF BOND]
[REVERSE]

This bond is one of an issue of bonds of the Company, known as its First Mortgage Bonds, issued and to be issued in one or more series under and equally and ratably secured (except as any sinking, amortization, improvement or other fund, established in accordance with the provisions of the indenture hereinafter mentioned may afford additional security for the bonds of any particular series) by a certain indenture of mortgage and deed of trust, dated as of September 1, 1944, made by the Company to The Bank of New York Mellon Trust Company, N.A. (the “Principal Trustee”) and UMB Bank & Trust, N.A., as Trustees (hereinafter collectively called the “Trustees”), and certain indentures supplemental thereto, including a Third Supplemental Indenture, a Sixth Supplemental Indenture, a Seventh Supplemental Indenture, an Eighth Supplemental Indenture, a Fourteenth Supplemental Indenture, a Twenty-Fourth Supplemental Indenture, a Thirty-Second Supplemental Indenture, a Thirty-Third Supplemental Indenture and a Thirty-Fourth Supplemental Indenture (dated respectively as of December 1, 1950, February 1, 1968, April 1, 1969, May 1, 1970, September 15, 1983, March 1, 1994, March 11, 2008, May 16, 2008 and March 27, 2009 made by the Company to the Trustees (said indenture of mortgage and deed of trust and all indentures supplemental thereto being hereinafter collectively called the “Indenture”), to which Indenture reference is hereby made for a description of the property mortgaged, the nature and extent of the security, the rights and limitations of rights of the Company, the Trustees, and the holders of said bonds, and the terms and conditions upon which said bonds are secured, to all of the provisions of which Indenture, including the provisions permitting the issuance of bonds of any series for property which, under the restrictions and limitations therein specified, may be subject to liens prior to the lien of the Indenture, the holder, by accepting this bond, assents.  To the extent permitted by, and as provided in, the Indenture, the rights and obligations of the Company and of the holders of said bonds may be changed and modified, with the consent of the Company, by the holders of at least 60% in aggregate principal amount of the bonds then outstanding, such percentage being determined as provided in the Indenture, or in the event that one or more but less than all of the series of bonds then outstanding are affected by such change or modification, by the holders of 60% in aggregate principal amount of the outstanding bonds of such one or more series so affected.  Without the consent of the holder hereof no change or modification of the rights and obligations of the Company and of the holders of the bonds shall be made which will extend the time of payment of the principal of or the interest on this bond or reduce the principal amount hereof or the rate of interest hereon or will otherwise modify the terms of payment of such principal or interest (other than changes in any sinking or other fund) or will permit the creation of any lien ranking prior to or on a parity with the lien of the Indenture on any of the mortgaged property, or will deprive any non-assenting bondholder of a lien upon the mortgaged property for the security of such bondholder’s bonds, subject to certain exceptions, or will reduce the percentage of bonds required for the aforesaid action under the Indenture.  This bond is one of a series of bonds designated as the First Mortgage Bonds, 7.00% Series due 2024, of the Company.

The Company may, at its option, redeem some or all of the bonds of this series at any time and from time to time on or after April 1, 2012.  If the Company redeems the bonds of this series prior to their maturity, the Company must pay the holders thereof 100% of the principal amount of the bonds to be redeemed.

When the Company redeems the bonds, the Company must also pay all interest that has accrued to the redemption date on the redeemed bonds.  The redeemed bonds shall stop bearing interest on the redemption date, even if the holders do not collect their money.

The Company shall give notice to holders of bonds of this series to be redeemed by first-class mail at least 30 days but not more than 60 days prior to the date fixed for redemption.  The notice of redemption may provide that the redemption is conditioned upon the occurrence of certain events before the date fixed for redemption.  If any of these events fail to occur and are not waived by the Company, the notice of redemption shall be of no effect, the Company will be under no obligation to redeem the bonds of this series or pay the holders any redemption proceeds, and the Company’s failure to so redeem the bonds of this series shall not be considered a default or event of default under the Indenture.  If fewer than all of the bonds of this series are to be redeemed, the Principal Trustee shall select the particular bonds of this series, or portions thereof, for redemption from the outstanding bonds of this series by such method as the Principal Trustee considers fair and appropriate.

On and after the redemption date, interest shall cease to accrue on the bonds of this series or any portion of the bonds of this series called for redemption unless, in the case of an unconditional notice of redemption, the Company defaults in the payment of the redemption price and accrued interest.  On or before the redemption date, the Company shall deposit with the Principal Trustee money sufficient to pay the redemption price of and accrued interest on the bonds of this series to be redeemed on such date.

The Company shall be required to redeem the bonds of this series at the option of the representative of any deceased beneficial owner of the bonds of this series on a quarterly basis at 100% of the principal amount to be redeemed plus any accrued and unpaid interest thereon to the date of redemption, subject to the limitations and conditions that, during the period from the original issue date of the bonds of this series through April 1, 2010 and during each twelve month period after April 1, 2010, the maximum principal amount the Company is required to redeem is $25,000 per deceased beneficial owner and an aggregate of $1,500,000 for all deceased beneficial owners.

The principal of this bond may be declared or may become due before the maturity hereof, on the conditions, in the manner and at the times set forth in the Indenture, upon the happening of a default as therein defined.

This bond is transferable by the registered owner hereof in person or by his duly authorized attorney at the office or agency of the Company in the City of Chicago, Illinois, upon surrender and cancellation of this bond, and thereupon a new bond of this series, for a like principal amount, will be issued to the transferee in exchange therefor, as provided in the Indenture.  If this bond is transferred or exchanged between a record date, as defined in the aforementioned Thirty-Fourth Supplemental Indenture and the interest payment date in respect thereof, the new bond or bonds shall bear interest from such interest payment date unless the interest payable on such date is not duly paid or provided for on such date.  The Company and the Trustees and any paying agent may deem and treat the person in whose name this bond is registered as the absolute owner hereof for the purpose of receiving payment as herein provided and for all other purposes.  This bond, alone or with other bonds of this series, may in like manner be exchanged at such office or agency for one or more new bonds of this series in authorized denominations, of the same aggregate principal amount, all as provided in the Indenture.  Upon each such transfer or exchange the Company may require the payment of any stamp or other tax or governmental charge incident thereto.

                                 No recourse under or upon any covenant or obligation of the Indenture, or of any bonds thereby secured, or for any claim based thereon, or otherwise in any manner in respect thereof, shall be had against any incorporator, subscriber to the capital stock, stockholder, officer or director, as such, of the Company, whether former, present or future, either directly, or indirectly through the Company or the Trustees or either of them, by the enforcement of any subscription to capital stock, assessment or otherwise, or by any legal or equitable proceeding by virtue of any statute or otherwise (including, without limiting the generality of the foregoing, any proceeding to enforce any claimed liability of stockholders of the Company based upon any theory of disregarding the corporate entity of the Company or upon any theory that the Company was acting as the agent or instrumentality of the stockholders), any and all such liability of incorporators, stockholders, subscribers, officers and directors, as such, being released by the holder hereof, by the acceptance of this bond, and being likewise waived and released by the terms of the Indenture under which this bond is issued.

Whenever the beneficial ownership of this bond is determined by a book-entry at a securities depositary for the bonds, the foregoing requirements of holding, delivering or transferring this bond shall be modified to require the appropriate person or entity to meet the requirements of the securities depositary as to registering or transferring the beneficial ownership to produce the same effect.

_______________________

[FORM OF PRINCIPAL TRUSTEE'S
CERTIFICATE OF AUTHENTICATION]

This bond is one of the bonds, of the series designated therein, described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee,

By ________________________________________________________ Authorized Officer

and

WHEREAS the Company represents that all acts and things necessary have happened, been done, and been performed, to make the First Mortgage Bonds, 7.00% Series due 2024, when duly executed by the Company and authenticated by the Principal Trustee, and duly issued, the valid, binding and legal obligations of the Company, and to make the Original Indenture, the aforementioned prior Supplemental Indentures and this Supplemental Indenture valid and binding instruments for the security thereof, in accordance with their terms;

NOW, THEREFORE, THIS THIRTY-FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:  That The Empire District Electric Company, the Company herein named, in consideration of the premises and of One Dollar ($1.00) to it duly paid by the Trustees at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, and in order to secure the payment of the principal of and the interest on all bonds from time to time outstanding under the Indenture, according to the terms of said bonds and of the coupons attached thereto, has granted, bargained, sold, warranted, aliened, remised, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, warrant, alien, remise, release, convey, assign, transfer, mortgage, pledge, set over and confirm unto The Bank of New York Mellon Trust Company, N.A. and UMB Bank & Trust, N.A., as Trustees, and their respective successor or successors in the trust, and its or their assigns forever, the following property, with the same force and effect and subject to the same reservations and exceptions, as though specifically described in the granting clauses of the Original Indenture, that is to say:

Ozark South Sub #457

A Tract of land lying in the North Half (N½) of the Southwest Quarter (SW¼) of Section Two (2), Township Twenty-six (26) North, Range Twenty-one (21) West of the Fifth Principal Meridian, CHRISTIAN County, Missouri, being described as follows: Commencing at a found iron pin at the Southeast Corner of said North Half (N½) of the Southwest Quarter (SW¼); thence North 87°51'41" West, 1807.26 feet; thence North 02°08'19" East, 20.00 feet to the Point of Beginning, said point being the Southeast Corner of the tract herein described; thence North 87°51'41" West, 500.00 feet along the apparent North Right-of-way of Old Prospect Road; thence leaving said Right-of-way, North 02°08'19" East, 550.00 feet; thence South 87°51'41" East, 500.00 feet; thence South 02°08'19" West, 550.00 feet to the Point of Beginning.

Joplin Oronogo Junction Sub #110 Expansion

All of Lot numbered 35 in Joplin-Webb City Acres S/D in the SE ¼ of the SE ¼ of Section 26, Township 28, Range 33, in the City of Joplin, Jasper County, MO, according to the recorded plat thereof, together with the E ½ of the vacated Allen Street lying West of and adjoining subject property.

ALSO all other property, whether real, personal or mixed (except as in the Original Indenture expressly excepted) of every nature and kind and wheresoever situated now owned or hereafter acquired by the Company;

TOGETHER with all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid mortgaged property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of § 8.01 of the Original Indenture) the tolls, rents, revenues, issues, earnings, income, products and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid mortgaged property, and every part and parcel thereof;

SUBJECT, HOWEVER, to permitted encumbrances as defined in the Original Indenture and, as to any property hereafter acquired by the Company, to any lien thereon existing, and to any liens for unpaid portions of the purchase money placed thereon at the time of such acquisition, and also subject to the provisions of Article 12 of the Original Indenture.

TO HAVE AND TO HOLD the same, unto the Trustees and their and each of their respective successors and assigns forever;

IN TRUST, NEVERTHELESS, upon the terms and trusts set forth in the Indenture, so that the same shall be held specifically by the Trustees under and subject to the terms of the Indenture in the same manner and for the same trusts, uses and purposes as if said properties had been specifically contained and described in the Original Indenture;

PROVIDED, HOWEVER, and these presents are upon the condition that, if the Company, its successors or assigns, shall pay or cause to be paid unto the holders of the bonds the principal and interest, and premium, if any, to become due in respect thereof at the times and in the manner stipulated therein and in the Indenture and shall keep, perform and observe all and singular the covenants and promises in said bonds and in the Indenture expressed to be kept, performed and observed by or on the part of the Company, then the Indenture and the estate and rights thereby granted shall cease, determine and be void, otherwise to be and remain in full force and effect.

AND THE COMPANY, for itself and its successors, does hereby covenant and agree to and with the Trustees, for the benefit of those who shall hold the bonds and the coupons appertaining thereto, or any of them, issued or to be issued under the Indenture, as follows:

ARTICLE I

CREATION AND DESCRIPTION OF FIRST MORTGAGE BONDS,
7.00% SERIES DUE 2024

Section 1. A new series of bonds to be issued under and secured by the Indenture is hereby created, to be designated as First Mortgage Bonds, 7.00% Series due 2024 (herein sometimes called the “Bonds of the New Series” or “Bonds”).  The Bonds of the New Series shall initially be issued in an aggregate principal amount of Seventy-Five Million Dollars ($75,000,000), excluding any Bonds of the New Series which may be authenticated in lieu of or in substitution or exchange for other Bonds of the New Series pursuant to the provisions of Article 2 or of § 15.09 of the Original Indenture.  Subject to the terms of the Indenture, the Company may issue additional Bonds of the New Series (having the same terms as the Bonds of the New Series initially issued, except for the payment of interest accruing prior to the issue date of such additional Bonds or except for the first payment of interest following the issue date of such additional Bonds).  Said Bonds and the certificate of authentication of the Principal Trustee to be endorsed upon the Bonds shall be substantially in the forms hereinbefore recited, respectively.  Each Bond shall be dated as of the date of its authentication and all Bonds of the New Series shall mature April 1, 2024 and shall bear interest at the rate of 7.00% per annum, payable monthly on the first day of each month, commencing May 1, 2009; both principal and interest shall be payable at the office or agency of the Company in the City of Chicago, Illinois, and in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

The holder of any Bond on any record date (as hereinbelow defined) with respect to any interest payment date shall be entitled to receive the interest payable on such interest payment date notwithstanding the cancellation of such Bond upon any exchange or transfer thereof subsequent to the record date and prior to such interest payment date, except if and to the extent that the Company shall default in the payment of the interest due on such interest payment date, in which case such defaulted interest shall be paid to the person in whose name such Bond (or any Bond or Bonds issued upon transfer or exchange thereof) is registered on a date fixed by the Company, which shall be not more than fifteen and not less than ten days before the date of payment of such defaulted interest.  The term “record date” as used in this Section with respect to any interest payment date shall mean the close of business on the fifteenth day of the month next preceding such interest payment date, whether or not such record date shall be a legal holiday or a day on which banking institutions in the City of Chicago, Illinois are authorized by law to remain closed.

The Company shall not be required to make any transfer or exchange of any Bonds for a period of ten days next preceding any selection of Bonds for redemption, nor shall it be required to make transfers or exchanges of any bonds which shall have been selected for redemption in whole or in part.

Bonds of the New Series shall be registered Bonds in book-entry form or in definitive form without coupons in denominations of $1,000 and any integral multiple of $1,000 which may be executed by the Company and delivered to the Principal Trustee for authentication and delivery.

The Bonds of the New Series shall be registrable and interchangeable at the office or agency of the Company in the City of Chicago, Illinois, in the manner and upon the terms set forth in § 2.05 of the Original Indenture, upon payment of such an amount as shall be sufficient to reimburse the Company for, or to pay, any stamp or other tax or governmental charge incident thereto.

Notwithstanding the provisions of § 2.08 of the Original Indenture, no service or other charge shall be made for any exchange or transfer of any Bond of the New Series.

If the Bonds of the New Series are to be issued in book-entry form only, notwithstanding any provision of the Indenture to the contrary, unless the Company shall otherwise direct (which direction shall promptly be given at the written request of The Depository Trust Company (“DTC”)), all Bonds of the New Series shall be registered in the name of Cede & Co., as nominee of DTC, as registered owner of the Bonds of the New Series, and held in the custody of DTC.  Unless otherwise requested by DTC, a single certificate shall be issued and delivered to DTC.  Beneficial owners of Bonds of the New Series shall not receive physical delivery of Bond certificates except as hereinafter provided.  For so long as DTC shall continue to serve as securities depositary for the Bonds of the New Series as provided herein, all transfers of beneficial ownership interests shall be made by book-entry only, and no investor or other party purchasing, selling or otherwise transferring beneficial ownership of Bonds of the New Series is to receive, hold or deliver any Bond certificate.

With respect to Bonds of the New Series registered in the name of Cede & Co., as nominee of DTC, the Trustees and the Company shall have no responsibility or obligation to the securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations on whose behalf DTC was created to hold securities to facilitate the clearance and settlement of securities transactions among DTC participants (“DTC Participants”) or to any person on whose behalf a DTC Participant holds an interest in the Bonds of the New Series.  Without limiting the immediately preceding sentence, the Trustees and the Company shall have no responsibility or obligation with respect to (i) the accuracy of the records of DTC, Cede & Co. or any DTC Participant with respect to any ownership interest in the Bonds of the New Series, (ii) the delivery to any DTC Participant or any other person, other than the registered owner of the Bonds of the New Series, of any notice with respect to the Bonds of the New Series, including any notice of redemption, or (iii) the payment to any DTC Participant or any other person, other than the registered owner of the Bonds of the New Series, of any amount with respect to principal of or premium, if any, or interest on the Bonds of the New Series.

If the Bonds of the New Series are to be issued in book-entry form only, replacement Bonds may be issued directly to beneficial owners of Bonds of the New Series, but only in the event that (i) DTC determines not to continue to act as securities depositary for the Bonds of the New Series (which determination shall become effective by the giving of reasonable notice to the Company or the Principal Trustee); or (ii) the Company has advised DTC of its determination (which determination is conclusive as to DTC and beneficial owners of the Bonds of the New Series) to terminate the services of DTC as securities depositary for the Bonds of the New Series; or (iii) the Company has determined (which determination is conclusive as to DTC and the beneficial owners of the Bonds of the New Series) that the interests of the beneficial owners of the Bonds of the New Series might be adversely affected if such book-entry only system of transfer is continued.  Upon occurrence of the event set forth in (i) above, the Company shall use its best efforts to attempt to locate another qualified securities depositary.  If the Company fails to locate another qualified securities depositary to replace DTC, the Company shall direct the Principal Trustee to cause to be authenticated and delivered replacement Bonds of the New Series, in certificated form, to the beneficial owners of the Bonds of the New Series.  In the event that the Company makes the determination described in (ii) or (iii) above (provided that the Company undertakes no obligation to make any investigation to determine the occurrence of any events that would permit the Company to make any such determination), and has made provisions to notify the beneficial owners of Bonds of the New Series of such determination by mailing an appropriate notice to DTC, the Company shall cause to be issued replacement Bonds of the New Series in certificated form to beneficial owners of the Bonds of the New Series as shown on the records of DTC provided to the Principal Trustee and the Company.

Whenever, during the term of the Bonds of the New Series, the beneficial ownership thereof is determined by a book-entry, the requirements in the Original Indenture or this Supplemental Indenture relating to holding, delivering or transferring Bonds or selection of Bonds to be redeemed shall be deemed modified to require the appropriate person or entity to meet the requirements of DTC as to registering or transferring the beneficial ownership to produce the same effect.

If the Bonds of the New Series are to be issued in book-entry form only, notwithstanding any provision of the Original Indenture or this Supplemental Indenture to the contrary, all Bonds of the New Series issued hereunder, if DTC so requires, shall bear a legend substantially to the following effect:

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited-purpose trust company under New York State banking law (“DTC”), to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

If the Bonds of the New Series are to be issued in book-entry form only, the Company and the Principal Trustee shall, to the extent the Company does not have a blanket letter of representation in place, enter into a letter of representations with DTC to implement the book-entry only system of Bond registration described above.

If at any time DTC ceases to hold the Bonds of the New Series, all references herein to DTC shall be of no further force or effect, unless the Bonds have been transferred to a successor securities depositary, in which case all references herein to DTC shall be deemed to refer to such successor depositary.

Section 2. The Bonds of the New Series shall be executed by the Company and delivered to the Principal Trustee and, upon compliance with all the provisions and requirements of the Original Indenture in respect thereof, the Bonds of the New Series may, from time to time, be authenticated by the Principal Trustee and delivered (without awaiting the filing or recording of this Supplemental Indenture) in accordance with the written order or orders of the Company.

ARTICLE II

OPTIONAL REDEMPTION OF BONDS OF THE NEW SERIES

Section 1. The Bonds of the New Series, in the manner provided in Article 5 of the Original Indenture, shall be redeemable at any time and from time to time on or after April 1, 2012 and prior to maturity, in whole or in part, at the option of the Company, at 100% of the principal amount of the bonds to be redeemed, together with accrued and unpaid interest, if any, to the date fixed for redemption.

Section 2. The provisions of § 5.03, § 5.04 and § 5.05 of the Original Indenture (as modified by the provisions specified in the form of Bond set forth in this Supplemental Indenture) shall be applicable to Bonds of the New Series.  The principal amount of Bonds of the New Series registered in the name of any holder and to be redeemed on any partial redemption shall be $1,000, or a multiple thereof.

Section 3. The holder of each and every Bond of the New Series issued hereunder hereby, and by accepting the Bond, agrees to accept payment thereof prior to maturity on the terms and conditions provided for in this Article II.

ARTICLE III

NO SINKING AND IMPROVEMENT FUND FOR BONDS OF THE NEW SERIES

There shall be no Sinking and Improvement Fund for the Bonds of the New Series.

ARTICLE IV

MANDATORY REDEMPTION OF BONDS OF DECEASED BENEFICIAL OWNERS

The representative of a deceased beneficial owner of the Bonds of the New Series shall have the right at any time to request redemption of all or part of such Bonds.  The Company shall redeem such Bonds of the New Series subject to the limitations and conditions that the Company shall not be obligated to redeem, during the period from the original issue date of the Bonds of the New Series through and including April 1, 2010 (known as the “initial period”), and during any twelve-month period which ends on and includes each April 1 thereafter (each such twelve-month period being known as a “subsequent period”), Bonds of the New Series with an aggregate principal amount in excess of $25,000 from the representative of any deceased beneficial owner or Bonds of the New Series exceeding $1,500,000 in aggregate principal amount from the representatives of all deceased beneficial owners.

The Company may, at its option, redeem any deceased beneficial owner’s Bonds of the New Series in the initial period or any subsequent period in excess of $25,000.  Any such redemption, to the extent that it exceeds the $25,000 limitation for the representative of any deceased beneficial owner, shall not reduce the $1,500,000 limitation for the representatives of all deceased beneficial owners for the applicable period or for any succeeding subsequent period.  The Company may, at its option, also redeem deceased beneficial owners’ Bonds of the New Series, in the initial period or any subsequent period, in an aggregate principal amount exceeding $1,500,000.  Any such redemption, to the extent it exceeds the $1,500,000 limitation for the representatives of all deceased beneficial owners, shall not reduce the $1,500,000 limitation for all such representatives for the applicable period or any subsequent period.  If the Company elects to redeem the Bonds of the New Series in excess of the $25,000 limitation for the representative of any deceased beneficial owner or the $1,500,000 limitation for the representatives of all deceased beneficial owners, the Bonds of the New Series so redeemed shall be redeemed in the order of the receipt of redemption requests (as defined below) by the Principal Trustee.

A request for redemption of Bonds of the New Series may be initiated by the representative of a deceased beneficial owner.  For purposes of making a redemption request, the representative of a deceased beneficial owner is any person who is the personal representative of, or is otherwise authorized to represent, the estate of such deceased beneficial owner or the surviving joint tenant(s), tenant by the entirety or tenant in common or the trustee of a trust.  The representative must deliver a request to the participant through whom the deceased beneficial owner owned the Bonds of the New Series to be redeemed, in form satisfactory to such participant, together with evidence of the death of such beneficial owner, evidence of the authority of the representative satisfactory to such participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to redemption as such participant may require.  For purposes of this discussion, a “participant” is generally the broker from whom the bonds are purchased by a beneficial owner.  The request must specify the principal amount of the Bonds of the New Series to be redeemed in denominations of $1,000 and integral multiples of $1,000 in excess thereof.  The participant will thereupon be responsible for delivering to DTC a request for redemption substantially in the form attached as Appendix A to this Supplemental Indenture (known as the “redemption request”).  DTC will, on receipt of a redemption request, be responsible for forwarding the redemption request to the Principal Trustee.  The Principal Trustee shall maintain records with respect to redemption requests received by it, including date of receipt, the name of the participant filing the redemption request and the status of each redemption request with respect to the $25,000 individual limitation and the $1,500,000 aggregate limitation.  The Principal Trustee shall promptly file with the Company each redemption request it receives, together with the information regarding the eligibility of that redemption request with respect to the $25,000 individual limitation and the $1,500,000 aggregate limitation.  The Company, DTC and the Principal Trustee may conclusively assume, without independent investigation or verification, that the statements contained in each redemption request are true and correct and shall have no responsibility for reviewing any documents submitted to the participant by the representative.  The Company, DTC and the Principal Trustee shall also have no responsibility for determining whether the deceased person is in fact the beneficial owner of the Bonds of the New Series to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner.

Subject to the $25,000 individual limitation and the $1,500,000 aggregate limitation, the Company shall, after the death of any beneficial owner, redeem the Bonds of the New Series of such beneficial owner duly requested for redemption by his or her representative on the next quarterly redemption date (as defined below) occurring not less than 30 days following its receipt of a redemption request from the Principal Trustee.  If a redemption request exceeds the $25,000 individual limitation, or if all redemption requests exceed the $1,500,000 aggregate limitation during the applicable period, then (1) Bonds of the New Series shall be redeemed in the order of receipt of redemption requests by the Principal Trustee and (2) the excess redemption requests shall be applied in such order to successive subsequent periods, regardless of the number of subsequent periods required to redeem the Bonds of the New Series to which the redemption requests relate.

The Company may, at its option, notify the Principal Trustee that the Company will redeem, on the next quarterly redemption date occurring not less than 30 days after that notice, all or any lesser amount of bonds for which redemption requests have been received but which are not then eligible for redemption by reason of the $25,000 individual limitation or the $1,500,000 aggregate limitation.  If the Company so elects to redeem excess Bonds of the New Series, the Company shall redeem these excess bonds in the order of receipt of redemption requests by the Principal Trustee.

The provisions of Section 5.03 of the Original Indenture relating to the selection of bonds to be redeemed in the case of a partial redemption of bonds of any series shall not apply to the redemption of Bonds of the New Series pursuant to this Article IV.

The “quarterly redemption dates” shall be January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2009.

The price the Company shall pay for the Bonds of the New Series to be redeemed pursuant to a redemption request is 100% of the principal amount of those Bonds of the New Series plus any accrued and unpaid interest thereon to the date of redemption; provided, however, that interest payable on Bonds of the New Series with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such Bonds of the New Series on the record date related to such interest payment date.

Subject to arrangements with DTC, payment for the Bonds of the New Series to be redeemed shall be made to DTC upon presentation of Bonds of the New Series to the Principal Trustee for redemption in the aggregate principal amount specified in the redemption requests submitted to the Principal Trustee by DTC which are to be fulfilled on that date.  The principal amount of any Bonds of the New Series the Company acquire or redeem, other than by redemption at the option of any representative of a deceased beneficial owner, shall not reduce the $25,000 individual limitation or the $1,500,000 aggregate limitation for the initial period or for any subsequent period.  A beneficial owner, for purposes of determining if the representative of a deceased person may make a proper redemption request, is the person who has the right to sell, transfer or otherwise dispose of Bonds of the New Series and the right to receive the proceeds from that sale, as well as the interest thereon and principal thereof.  In general, a determination of beneficial ownership in the Bonds of the New Series shall be subject to the rules, regulations and procedures governing DTC and its participants.

Any Bonds of the New Series held in tenancy by the entirety, joint tenancy or by tenants in common shall be considered to be held by a single beneficial owner and the death of a tenant by the entirety, joint tenant or tenant in common shall be considered the death of the beneficial owner of such Bonds of the New Series.  The death of a person who, during his lifetime, was entitled to substantially all of the rights of a beneficial owner of Bonds of the New Series shall be considered the death of the beneficial owner of such Bonds of the New Series, regardless of the recordation of ownership of such Bonds of the New Series on the records of the participant, if such rights can be established to the satisfaction of the participant and the Company.  These rights shall be considered to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfer to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh H.R.10 plans maintained solely by or for the deceased person or by or for the deceased person and any spouse, trusts and certain other arrangements where one person has substantially all of the rights of a beneficial owner during such person’s lifetime.

All Bonds of the New Series which are the subject of pending redemption requests (including any bonds in excess of the aforesaid limitations) shall be redeemed prior to the redemption of any other Bonds of the New Series pursuant to the Company’s optional redemption right under Article II hereof.

The representative of the deceased beneficial owner of Bonds of the New Series may initiate the withdrawal of any redemption request by making a request therefor to the applicable participant and requesting the participant to request that DTC make a similar request to the Principal Trustee not less than 60 days prior to the quarterly redemption date on which the Bonds of the New Series are first eligible for redemption.

The Company may, at any time, purchase any Bonds of the New Series for which redemption requests have been received in lieu of redeeming those Bonds of the New Series.

During any time or times as the Bonds of the New Series are not represented by a global note and are issued in certificated form, all references herein to participants and DTC, including DTC’s governing rules, regulations and procedures, shall be considered deleted, all determinations which under this section the participants are required to make shall be made by the Company (including, without limitation, determining whether the deceased person is in fact the beneficial owner of Bonds of the New Series to be redeemed or is in fact deceased and whether the representative is duly authorized to request redemption on behalf of the applicable beneficial owner), and all redemption requests, to be effective, must be delivered by the representative to the Principal Trustee, with a copy to the Company, and must be in the form of a redemption request (with appropriate changes to reflect the fact that the redemption request is being executed by a representative) and, in addition to all documents that are otherwise required to accompany a redemption request, must be accompanied by the Bonds of the New Series that are the subject of the request and, if applicable, a properly executed assignment or endorsement.  If the record ownership of Bonds of the New Series is held by a nominee of the deceased beneficial owner, a certificate or letter from such nominee attesting to the deceased’s ownership of a beneficial interest in the Bonds of the New Series must also be delivered.

ARTICLE V

DIVIDENDS AND SIMILAR DISTRIBUTIONS

The Company hereby covenants that, so long as any of the Bonds of the New Series shall remain outstanding, the covenants and agreements of the Company set forth in Section 4.11 of the Original Indenture as heretofore supplemented shall be and remain in full force and effect and be duly observed and complied with by the Company, notwithstanding that no First Mortgage Bonds, 3½% Series due 1969, remain outstanding.

ARTICLE VI

THE TRUSTEES

The Trustees accept the trusts created by this Supplemental Indenture upon the terms and conditions hereof and agree to perform such trusts upon the terms and conditions set forth in the Original Indenture as heretofore supplemented and in this Supplemental Indenture set forth.  In general, each and every term and condition contained in Article 13 of the Original Indenture shall apply to this Supplemental Indenture with the same force and effect as if the same were herein set forth in full, with such omissions, variations and modifications thereof as may be appropriate to make the same conform to this Supplemental Indenture.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 1. If the date for making any payment of principal, interest, or premium or the last date for performance of any act or the exercising of any right, as provided in this Supplemental Indenture, shall be a legal holiday or a day on which banking institutions in the City of Chicago, Illinois, are authorized by law to remain closed, such payment may be made or act performed or right exercised on the next succeeding day not a legal holiday or a day on which such banking institutions are authorized by law to remain closed, with the same force and effect as if done on the nominal date provided in this Supplemental Indenture, and no interest shall accrue for the period after such nominal date.

Section 2. The Original Indenture as heretofore and hereby supplemented and amended is in all respects ratified and confirmed; and the Original Indenture, this Supplemental Indenture and all other indentures supplemental to the Original Indenture shall be read, taken and construed as one and the same instrument.  Neither the execution of this Supplemental Indenture nor anything herein contained shall be construed to impair the lien of the Original Indenture as heretofore supplemented on any of the property subject thereto, and such lien shall remain in full force and effect as security for all bonds now outstanding or hereafter issued under the Indenture.  All terms defined in Article 1 of the Original Indenture, as heretofore supplemented, for all purposes of this Supplemental Indenture, shall have the meanings therein specified, unless the context otherwise requires.

Section 3. This Supplemental Indenture may be simultaneously executed in any number of counterparts, and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

Section 4. Nothing in this Supplemental Indenture contained, shall, or shall be construed to, confer upon any person other than a holder of bonds issued under the Indenture, the Company and the Trustees any right or interest to avail himself of any benefit under any provision of the Indenture, as heretofore supplemented and amended, or of this Supplemental Indenture.

IN WITNESS WHEREOF, The Empire District Electric Company, party of the first part, has caused its corporate name to be hereunto affixed and this instrument to be signed by its President or a Vice President, and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary for and in its behalf; and The Bank of New York Mellon Trust Company, N.A. and UMB Bank & Trust, N.A., parties of the second part, in evidence of each of its acceptance of the trust hereby created, have each caused its corporate name to be hereunto affixed, and this instrument to be signed by its President, a Vice President or an Assistant Vice President and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary for and in its behalf, all as of the day and year first above written.

THE EMPIRE DISTRICT ELECTRIC COMPANY

By /s/ Gregory A. Knapp Name: Gregory A. Knapp Title: Vice President - Finance and Chief Financial Officer

[Corporate Seal]

Attest:

/s/ Janet S. Watson Name: Janet S. Watson Title: Secretary-Treasurer

Signed, sealed and delivered by
THE EMPIRE DISTRICT ELECTRIC COMPANY in the presence of:

/s/ Robert W. Sager
Name: Robert W. Sager

/s/ Debra S. Brill Name: Debra S. Brill

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By /s/ Roxane Ellwanger Name: Roxane Ellwanger Title: Assistant Vice President

[Corporate Seal]

Attest:

/s/ Richard Tarnas Name: Richard Tarnas Title: Vice President

Signed, sealed and delivered by THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. in the presence of:

/s/ Irina Bogomolny Name: Irina Bogomolny

/s/ Aleli Adao Name: Aleli Adao

UMB BANK & TRUST, N.A., as Trustee

By /s/ Laura Roberson Name: Laura Roberson Title: Vice President

[Corporate Seal]

Attest:

/s/ Richard F. Novosak Name: Richard F. Novosak Title: Assistant Vice President

Signed, sealed and delivered by UMB BANK & TRUST, N.A. in the presence of:

/s/ Sandra L. Battas Name: Sandra L. Battas, AVP

/s/ Deanna Wilson Name: Deanna Wilson, AVP

State of Missouri	)
) ss.:
County of Jasper	)

Be It Remembered, and I do hereby certify, that on this 27th day of March, 2009, before me, a Notary Public in and for the County and State aforesaid, personally appeared Gregory A. Knapp, the Vice President - Finance and Chief Financial Officer of The Empire District Electric Company, a Kansas corporation, and Janet S. Watson, the Secretary-Treasurer of said corporation, who are both to me personally known, and both personally known to me to be such officers and to be the identical persons whose names are subscribed to the foregoing instrument as such Vice President - Finance and Chief Financial Officer and Secretary-Treasurer, respectively, and as the persons who subscribed the name and affixed the seal of said The Empire District Electric Company, one of the makers thereof, to the foregoing instrument as its Vice President - Finance and Chief Financial Officer and Secretary-Treasurer, and they each acknowledged to me that they, being thereunto duly authorized, executed the same for the uses, purposes and consideration therein set forth and expressed, and in the capacities therein stated, as their free and voluntary act and deed, and as the free and voluntary act and deed of said corporation.

And the said Gregory A. Knapp and Janet S. Watson, being each duly sworn by me, severally deposed and said:  that they reside in City of Joplin, Missouri; that they were at that time Vice President - Finance and Chief Financial Officer and Secretary-Treasurer, of said corporation; that they knew the corporate seal of said corporation, and that the seal affixed to said instrument was such corporate seal, and was thereto affixed by said Secretary-Treasurer, and the said instrument was signed by said Vice President - Finance and Chief Financial Officer, in pursuance of the power and authority granted them by the By-Laws of said corporation, and by authority of the Board of Directors thereof.

In Testimony Whereof, I have hereunto set my hand and affixed my official and notarial seal at my office in said County and State the day and year last above written.

My commission expires October 30, 2010

[Notarial Seal]

/s/ Vicki L. Kramer-Gibson Notary Public

State of Illinois	)
) ss.:
County of Cook	)

Be It Remembered, and I do hereby certify, that on the 27th day of March, 2009, before me, a Notary Public in and for the County and State aforesaid, personally appeared Roxane Ellwanger, Assistant Vice President of The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the United States of America, and Richard Tarnas, Vice President of said association, who are both to me personally known, and both personally known to me to be such officers and to be the identical persons whose names are subscribed to the foregoing instrument as such Assistant Vice President and Vice President, respectively, and as the persons who subscribed the name and affixed the seal of said The Bank of New York Mellon Trust Company, N.A., one of the makers thereof, to the foregoing instrument as its Assistant Vice President and Vice President, and they each acknowledged to me that they, being thereunto duly authorized, executed the same for the uses, purposes and consideration therein set forth and expressed, and in the capacities therein stated, as their free and voluntary act and deed, and as the free and voluntary act and deed of said association.

And the said Roxane Ellwanger and Richard Tarnas, being each duly sworn by me, severally deposed and said:  that they reside in Chicago, Illinois and Chicago, Illinois, respectively; that they were at that time respectively Assistant Vice President and Vice President, of said association; that they knew the corporate seal of said association, and that the seal affixed to said instrument was such corporate seal, and was thereto affixed by said Vice President, and the said instrument was signed by said Assistant Vice President, in pursuance of the power and authority granted them by the By-Laws of said association, and by authority of the Board of Directors thereof.

In Testimony Whereof, I have hereunto set my hand and affixed my official and notarial seal at my office in said County and State the day and year last above written.

My commission expires May 12, 2009

[Notarial Seal]

/s/ Danita George Notary Public

State of Missouri	)
) ss.:
City of St. Louis	)

Be It Remembered, and I do hereby certify, that on this 19th day of March, 2009, before me, a Notary Public in and for the County and State aforesaid, personally appeared Laura Roberson, Vice President of UMB Bank & Trust, N.A., a national banking association organized under the laws of the United States of America, and Richard F. Novosak, Assistant Vice President of said association, who are both to me personally known, and both personally known to me to be such officers and to be the identical persons whose names are subscribed to the foregoing instrument as such Vice President and Assistant Vice President, respectively, and as the persons who subscribed the name and affixed the seal of said UMB Bank & Trust, N.A. one of the makers thereof, to the foregoing instrument as its Vice President and Assistant Vice President, and they each acknowledged to me that they, being thereunto duly authorized, executed the same for the uses, purposes and consideration therein set forth and expressed, and in the capacities therein stated, as their free and voluntary act and deed, and as the free and voluntary act and deed of said association.

And the said Laura Roberson and Richard F. Novosak, being each duly sworn by me, severally deposed and said:  that they reside in St. Louis, Missouri; that they were at that time respectively Vice President and Assistant Vice President of said association; that they knew the corporate seal of said association, and that the seal affixed to said instrument was such corporate seal, and was thereto affixed by said Assistant Vice President, and the said instrument was signed by said Vice President, in pursuance of the power and authority granted them by the By-Laws of said association, and by authority of the Board of Directors thereof.

In Testimony Whereof, I have hereunto set my hand and affixed my official seal at my office in said County and State the day and year last above written.

My commission expires August 11, 2012

[Notarial Seal]

/s/ M. Deborah King Notary Public

APPENDIX A

FORM OF REDEMPTION REQUEST
THE EMPIRE DISTRICT ELECTRIC COMPANY
7.00% FIRST MORTGAGE BONDS DUE 2024
(THE “BONDS”)
CUSIP NO. 291641 BC1

The undersigned [Name Of Participant] (the “Participant”), does hereby certify, pursuant to the provisions of that certain Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, as supplemented and amended (the “Indenture”), among The Empire District Electric Company (the “Company”) and The Bank of New York Mellon Trust Company, N.A. (successor to Harris Trust and Savings Bank) (the “Principal Trustee”) and UMB Bank & Trust, N.A. (successor to State Street Bank and Trust Company of Missouri, N.A.), as Trustees, to the Depository Trust Company (the “Depositary”), the Company and the Principal Trustee that:

1.	[Name of deceased Beneficial Owner] is deceased.

2.	[Name of deceased Beneficial Owner] had a $[Principal amount of bonds] beneficial ownership interest in the above referenced bonds.

3.
[Name of Representative] is [deceased Beneficial Owner’s personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the Participant, requesting that $[Principal amount of bonds] principal amount of said bonds be redeemed pursuant to said Indenture.  The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the Participant and [Name of Representative] is entitled to have the bonds to which this request (the “Request”) relates redeemed.

4.	The Participant holds the interest in the bonds with respect to which this Request is being made on behalf of [Name of deceased Beneficial Owner].

5.
The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Principal Trustee, and the Company (including their respective officers, directors, agents, attorneys and employees) against all damages, loss, cost, expense (including reasonable attorneys’ and accountants’ fees), obligations, claims or liability (collectively, the “Damages”) incurred by the indemnified party or parties as a result of or in connection with the redemption of bonds to which this Request relates.  The Participant will, at the request of the Company, forward to the Company a copy of the documents submitted by [Name of Representative] in support of this Request.

IN WITNESS WHEREOF, the undersigned has executed this Request as of [Date].

[Name of Participant] By: _________________________ Name: [Name] Title: [Title]

A-1